Exhibit 4.9

EXECUTION COPY

SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF

NOTES

WMG ACQUISITION CORP.

as Issuer

and

the Subsidiary Guarantors from time to time party to the Indenture

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

DATED AS OF MARCH 14, 2018

to the

INDENTURE

DATED AS OF APRIL 9, 2014

Providing for the Issuance of

5.500% Senior Notes Due 2026

1

FIFTH SUPPLEMENTAL INDENTURE, dated as of March 14, 2018 (this “Supplemental Indenture”), among WMG Acquisition Corp. (together with its successors and assigns, the “Company”), as issuer, the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as Trustee.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are party to the Indenture, dated as of April 9, 2014 (as amended, supplemented, waived or otherwise modified from time to time, the “Indenture”), which provides for the issuance from time to time of Notes by the Company;

WHEREAS, Section 9.01(8) of the Indenture provides that the Company may provide for the issuance of Initial Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

WHEREAS, in connection with the issuance of the 2026 Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the 2026 Notes as hereinafter described; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Title of Notes. There shall be a series of Notes of the Company designated the “5.500% Senior Notes due 2026” (the “2026 Notes”).

3. Maturity Date. The Maturity Date of the 2026 Notes shall be April 15, 2026.

4. Interest and Interest Rates. Interest on the outstanding principal amount of the 2026 Notes will accrue at the rate of 5.500% per annum and will be payable semi-annually in arrears on April 15 and October 15 in each year, commencing on October 15, 2018, to holders of record on the immediately preceding April 1 and October 1, respectively (each such April 1 and October 1, a “Record Date”). Interest on the 2026 Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from March 14, 2018, except that interest on any Additional 2026 Notes (as defined below) issued on or after the first Interest Payment Date (and Exchange Notes issued in exchange therefor) will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional 2026 Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional 2026 Notes (or if the date of issuance of such Additional 2026 Notes is an Interest Payment Date, from such date of issuance); provided that if any 2026 Note and any Exchange Notes issued in exchange therefor are surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

5. No Limitation on Aggregate Principal Amount. The aggregate principal amount of 2026 Notes that may be authenticated and delivered and outstanding under the Indenture is not limited. The aggregate principal amount of the 2026 Notes shall initially be $325.0 million. The Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the 2026 Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the 2026 Notes (any such Additional Notes, “Additional 2026 Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 2.01 of the Indenture.

6. Redemption. (a) The 2026 Notes may be redeemed, in whole or in part, at any time prior to April 15, 2021, at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2026 Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable Redemption Date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant interest payment date).

“Applicable Premium” means, with respect to any 2026 Note on any applicable Redemption Date, the greater of:

(1) 1.0% of the then outstanding principal amount of such 2026 Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of the 2026 Note at April 15, 2021 (such redemption price being set forth in the table appearing in Section 6(b)) plus (ii) all required remaining scheduled interest payments due on the 2026 Note through April 15, 2021 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 75.0 basis points; over

(b) the then outstanding principal amount of the 2026 Note.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 15, 2021; provided, however, that if the period from such redemption date to April 15, 2021 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

(b) On or after April 15, 2021, the Company may redeem all or a part of the 2026 Notes, at its option, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the 2026 Notes to be redeemed to the applicable Redemption Date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2021	102.750%
2022	101.375%
2023 and thereafter	100.000%

(c) At any time prior to April 15, 2021, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of 2026 Notes (including the aggregate principal amount of any Additional 2026 Notes) issued under the Indenture, at its option, at a redemption price equal to 105.500% of the principal amount of the 2026 Notes redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption (subject to the rights of Holders on the relevant Record Date to receive interest on the relevant interest payment date), with funds in an aggregate amount not exceeding the net cash proceeds of one or more Equity Offerings by the Company or any contribution to the Company’s common equity capital made with the net cash proceeds of one or more Equity Offerings by the Company’s direct or indirect parent; provided that:

(i) at least 50% of the aggregate principal amount of 2026 Notes originally issued under this Indenture (including the aggregate principal amount of any Additional 2026 Notes) remains outstanding immediately after the occurrence of such redemption; and

(ii) the redemption occurs within 180 days of the date of, and may be conditioned upon, the closing of such Equity Offering.

(d) The Company may acquire 2026 Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

(e) Any redemption or notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or other corporate transactions or events. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. Notice of any redemption in respect of an Equity Offering may be given prior to the completion thereof.

(f) Notwithstanding the foregoing, in connection with any tender for the 2026 Notes, if Holders of not less than 90% in the aggregate principal amount of the outstanding 2026 Notes validly tender and do not withdraw such 2026 Notes in such tender offer and the Company, or any other Person making such tender offer, purchases all of the 2026 Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the 2026 Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but excluding the date of redemption (subject to the rights of Holders of the 2026 Notes on the relevant record date to receive interest on the relevant interest payment date).

7. Modifications to Indenture. The following terms of the Indenture are hereby amended solely with respect to the 2026 Notes and not with respect to the Original Notes or any Additional Notes other than the 2026 Notes as follows:

(a) Section 1.01 is amended by:

(i) replacing clause (13) of the definition of “Asset Sales” with the following:

“(13) any financing transaction with respect to property of the Issuer or any Restricted Subsidiary, including sale and lease-back transactions and asset securitizations permitted by the Indenture;”

(ii) amending and restating the definition of “Consolidated Interest Expense” as follows:

““Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income for such period (including (x) amortization of original issue discount, non-cash interest payments (other than imputed interest as a result of purchase accounting and any non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of Capitalized Lease Obligations, and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, penalties and interest relating to taxes and any “special interest” or “additional interest” with respect to other securities, and any accretion of accrued interest on discounted liabilities) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income of such Person for such period; provided, however, that neither Securitization Fees nor Securitization Expenses shall be deemed to constitute Consolidated Interest Expense.”

(iii) in clause (x) of the definition of “EBITDA,” adding the text “and Securitization Expenses” after “(9) Securitization Fees”;

(iv) in clause (y) of the definition of “EBITDA,” replacing the text “twelve (12)” with the text “eighteen (18)”;

(v) in clause (y) of the Definition of “EBITDA,” replacing the text “10.0%” with “20.0%”;

(vi) amending and restating the definition of “Existing Indebtedness” as follows:

““Existing Indebtedness” means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Senior Credit Facilities) in existence on the Issue Date, including the Existing Unsecured Notes.”

(vii) amending and restating the definition of “Existing Secured Notes” as follows:

““Existing Secured Notes” means WMG Acquisition Corp.’s 5.625% Senior Secured Notes due 2022, 5.000% Senior Secured Notes due 2023, 4.875% Senior Secured Notes due 2024 and the 4.125% Senior Secured Notes due 2024, in each case issued pursuant to the Existing Secured Indenture, outstanding on the Issue Date or subsequently issued in exchange for or in respect of any such notes.”

(viii) in the third line of the definition of “Fixed Charges”, deleting the text: “in connection with the Specified Financings”;

(ix) adding the following definition of “Hedging Agreement” before the definition of “Hedging Obligations”:

““Hedging Agreement” means, in respect of a Person:

(1) any currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.”

(x) amending and restating the definition of “Hedging Obligations” as follows:

““Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreement.”

(xi) in the definition of “Maximum Management Fee Amount” replacing (i) the text “$6.0 million” with “$8,897,000” and (ii) the text “the Reference Date” with “January 31, 2018”;

(xii) deleting the definition of “New Secured Notes”;

(xiii) amending and restating clause (21) of the definition of “Permitted Investments” as follows:

“(21) repurchases of the Notes or the Existing Secured Notes.”

(xiv) amending and restating clause (9) of the definition of “Permitted Liens” as follows:

“(9) Liens existing on the Issue Date (other than Liens securing Indebtedness under the Senior Term Loan Agreement, the Senior Revolving Credit Agreement or the Existing Secured Notes) and Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien (A) existing on the Issue Date (other than the Senior Term Loan Agreement, the Senior Revolving Credit Agreement or the Existing Secured Notes) or (B) referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that in each case, such Liens (x) are no less favorable to the Holders of the Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;”

(xv) amending and restating clause (26) of the definition of “Permitted Liens” as follows:

“(26) Liens securing (i) Indebtedness in an aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)), not exceeding the greater of (A) $2,275 million and (B) the maximum aggregate principal amount of Senior Secured Indebtedness that could be incurred without exceeding a Senior Secured Indebtedness to EBITDA Ratio for the Issuer of 5.00 to 1.00, (ii) Revolving Credit Agreement Indebtedness not to exceed at any time outstanding $180.0 million and (iii) Indebtedness in an amount not to exceed $300.0 million pursuant to Section 2.6 of the Senior Term Loan Agreement as in effect on January 31, 2018;”

(xvi) adding the definition “Securitization Expenses” as follows:

““Securitization Expenses” means, for any period, the aggregate interest expense for such period on any Indebtedness of any Securitization Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Issuer or any Restricted Subsidiary of the Issuer that is not a Securitization Subsidiary (except for Standard Securitization Undertakings).”

(xvii) in the definition of “Senior Revolving Credit Agreement,” replacing the text “the Reference Date” with “January 31, 2018”;

(xviii) in the definition of “Senior Secured Indebtedness to EBITDA Ratio,” replacing the text “$150.0” with “$200.0”;

(xix) deleting the definition of “Specified Financings”;

(xx) amending the definition of “Transactions” as follows:

“Transactions” means, collectively, any or all of the following: (i) the entry into the Indenture and the offer and issuance of the Notes, (ii) the entry into a supplement to the Existing Secured Indenture and the issuance of the Existing Secured Notes, (iv) the repurchase and/or repayment of the Existing Unsecured Notes, (v) the solicitation of certain consents and related amendments with respect to the Existing Unsecured Notes and (vi) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).”

(xxi) in the definition of “Treasury Rate,” replacing the text “2017” with “2021”;

(b) Section 1.05 is added as follows:

“SECTION 1.05. FINANCIAL CALCULATIONS FOR LIMITED CONDITION TRANSACTION.

In connection with any Limited Condition Transaction, at the Issuer’s election, (a) for purposes of determining compliance with any provision of the Indenture which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Issuer, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Issuer has exercised its option under the first sentence of this clause (a), and any Default or Event of Default, as applicable, occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder, and (b) in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of (1) determining compliance with any provision of the Indenture which requires the calculation of the Fixed Charge Coverage Ratio or the Senior Secured Indebtedness to EBITDA Ratio or (2) testing baskets set forth in the Indenture (including baskets measured as a percentage of Consolidated Tangible Assets), in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds of such incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Issuer are available, the Issuer could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with.

For the avoidance of doubt, if the Issuer has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in exchange rates or in EBITDA or Consolidated Tangible Assets of the Issuer or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Sales, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Issuer or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds thereof) have been consummated. As used herein, the term “Limited Condition Transaction” means (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Issuer and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by the Indenture whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

(c) Section 3.03 is amended to (i) delete the text “30 days” and insert “10 days” in lieu thereof in the second line of such provision and (ii) add “or a satisfaction and discharge of any Notes of a series” following the word “Indenture” in the eighth line of such provision.

(d) Section 4.09(b) is amended to delete the text “no earlier than 30 days” and insert “no earlier than 10 days” in lieu thereof in the fifth line of such provision.

(e) Section 4.09 is amended to add the following Section 4.09(h):

“(h) If Holders of not less than 90% in aggregate principal amount of the outstanding 2026 Notes validly tender and do not withdraw such 2026 Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described in this Section 4.09, purchases all of the 2026 Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all 2026 Notes that remain outstanding following such purchase at a price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of such redemption (subject to the rights of Holders of 2026 Notes on the relevant record date to receive interest on the relevant interest payment date).”

(f) Section 4.10(b)(1) is amended and restated in its entirety as follows:

“(1) (I) Indebtedness under the Existing Secured Notes and one or more Credit Agreements together with the incurrence of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) and other Indebtedness, up to an aggregate principal amount, not to exceed at any one time outstanding the greater of (A) $2,275 million and (B) the maximum aggregate principal amount (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the incurrence thereof and the application of the net proceeds therefrom (or as of the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness)) that can be incurred without exceeding a Senior Secured Indebtedness to EBITDA Ratio for the Issuer of 5.00 to 1.00 (it being understood that for purposes of determining compliance under this clause (1), any Indebtedness incurred under this clause (1) (whether or not secured), other than Revolving Credit Agreement Indebtedness, will be included in the amount of Senior Secured Indebtedness for purposes of calculating the Senior Secured Indebtedness to EBITDA Ratio) and (II) Revolving Credit Agreement Indebtedness not to exceed at any time outstanding $180.0 million;”

(g) Section 4.10(b)(2) is amended and restated in its entirety as follows:

“(2) Indebtedness in an amount not to exceed $300.0 million pursuant to Section 2.6 of the Senior Term Loan Agreement as in effect on January 31, 2018;”

(h) Section 4.10(b)(3) is amended and restated in its entirety as follows:

“(3) The Existing Notes (and any guarantee thereof), Indebtedness represented by the Notes issued on the Closing Date (and any Guarantees) and other Existing Indebtedness (other than Indebtedness described in clauses (1), (2) and (7);”

(i) Section 4.10(b)(4) is amended and restated in its entirety as follows:

“(4) Indebtedness (including Capitalized Lease Obligations) incurred by the Issuer or any Restricted Subsidiary and Preferred Stock issued by a Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause to finance the acquisition of Capital Stock of any Person at any time outstanding shall not exceed the greater of (x) $50.0 million and (y) 5.0% of Consolidated Tangible Assets;”

(j) Section 4.10(c) is amended to (i) insert the text “and” after the words “Senior Revolving Credit Agreement” in the ninth line of such provision and (ii) delete the text “Secured Notes and the New” after the word “Existing” in the ninth and tenth lines of such provision.

(k) Section 4.11(a) is amended as follows:

(x) to delete the text “Default or” in clause (D)(1);

(y) at the beginning of clause (D)(2), to insert “if such Restricted Payment is made in reliance on Section 4.11(a)(3)(a)”; and

(z) to delete the text “(6)(C)” and “(15)” in the third line of clause (D)(3).

(l) Section 4.11(b) is amended to (i) add the text “or Permitted Investments” after the text “Restricted Payments” in the seventh line of such provision and (ii) add the text “or a Permitted Investment” after the text “a Restricted Payment” in the eighth line of such provision.

(m) Section 4.13(b)(1) is amended as follows:

(x) to delete the text “or” at the end of Section 4.13(b)(1)(A);

(y) to add “or” at the end of Section 4.13(b)(1)(B); and

(z) to add the following as Section 4.13(b)(1)(C):

“(C) Obligations constituting unsecured Indebtedness and, if applicable, to correspondingly reduce commitments with respect thereto; provided that if the Issuer shall so reduce such Obligations, it will, on a ratable basis, make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined in Section 4.13(c)) to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes.”

(n) Section 4.15(b)(1) is amended to delete the text “Secured Notes, the New” after the word “Existing” in the second line of such provision.

(o) Section 4.17(a)(3) is amended to replace the text “Entry Into” with the text “Entry into”.

(p) Section 6.01(3) is amended to delete the text “60 days” in the fourth line of such provision and to insert “(i) 180 days with regard to Section 4.17 or (ii) 60 days with regard to other covenants, warranties or agreements contained in this Indenture, in each case” in lieu thereof.

(q) Section 6.01(4) is amended to delete the text “now” after the text “guarantee” in the fifth line of such provision and to insert the text “on” after the text “exists” in the fifth line of such provision.

(r) Section 8.03(1) is amended and restated in its entirety as follows:

“(ii) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and noncallable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date; provided that upon any redemption that requires the payment of the Applicable Premium (as defined in the applicable supplemental indenture with respect to each series of Notes), the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium (as defined in the applicable supplemental indenture with respect to each series of Notes) calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;”

(s) Section 9.02(b)(5) is amended and restated in its entirety as follows:

“(5) amend or waive the legal right of any Holder of any Note to receive payment of principal of and interest on such Note on or after the respective Stated Maturity for such principal or interest payment date for such interest expressed in such Note, or to institute suit for the enforcement of any such payment on or after such respective Stated Maturity or interest payment date;”

(t) Section 9.01(6) is amended and restated in its entirety as follows:

“(6) to conform the text of the Indenture (including any supplemental indenture or other instrument pursuant to which Notes are issued), the Guarantees or the Notes to any provision of the “Description of Senior Unsecured Notes” of the offering circular, dated as of March 14, 2018, relating to the offering of the 2026 Notes, the Description of Notes in the offering circular relating to the offering of the Initial Notes or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to the “Description of Notes” section of the offering circular relating to the issuance of such Additional Notes solely to the extent that such “Description of Notes” provides for terms of such Additional Notes that differ from the terms of the Notes, as contemplated by Section 2.01;”

(u) Section 8.01(a)(ii) is amended and restated in its entirety as follows:

“(ii) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing or delivery of a notice of redemption or otherwise or will become due and payable by reason of the mailing or delivery of a notice of redemption or otherwise within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation of principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium (as defined in the applicable supplemental indenture with respect to each series of Notes), the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium (as defined in the applicable supplemental indenture with respect to each series of Notes) calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;”

(v) Section 8.01 is amended to add the following text after the last paragraph of the section:

“The Notes of any series will be discharged and will cease to be of further effect, when:

(1) either:

(a) all Notes of such series that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes of such series for whose payment money has been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) all Notes of such series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing or delivery of a notice of redemption or otherwise or will become due and payable by reason of the mailing or delivery of a notice of redemption or otherwise within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of such series not delivered to the Trustee for cancellation of principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium (as defined in the applicable supplemental indenture with respect to such series of Notes), the amount deposited shall be sufficient for purposes of the Notes of such series to the extent that an amount is deposited with the Trustee equal to the Applicable Premium (as defined in the applicable supplemental indenture with respect to such series of Notes) calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) the Issuer has paid or caused to be paid all sums payable by it under the Notes of such series; and

(3) the Issuer has delivered irrevocable instructions to the Trustee under the Notes of such series to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.”

(w) Section 10.05(c) is amended to replace the text “and” with the text “or”.

(x) Section 11.08 is amended to add the following text at the end of the section:

“The Issuer has not qualified and does not expect to qualify the Indenture under the Trust Indenture Act. The Indenture will accordingly not be subject to the Trust Indenture Act, and will not contain any provision corresponding or similar to certain provisions of the Trust Indenture Act that would otherwise apply if the Indenture were so qualified, including Trust Indenture Act §316(b).”

8. Reserved.

9. Form. The 2026 Notes shall be issued substantially in the form set forth, or referenced, in Article Two of the Indenture, and Exhibit A or Exhibit C attached to the Indenture, in each case as provided for in Section 2.02 of the Indenture (as such form may be modified in accordance with Section 2.01 of the Indenture).

10. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

11. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

12. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

13. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WMG ACQUISITION CORP.

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Executive Vice President, General Counsel and Secretary

Guarantors:

ROADRUNNER RECORDS INC.
T.Y.S., INC.
THE ALL BLACKS U.S.A., INC.
A. P. SCHMIDT CO.
ATLANTIC RECORDING CORPORATION
ATLANTIC/MR VENTURES INC.
ARMS UP INC.
BIG BEAT RECORDS INC.
CAFE AMERICANA INC.
CHAPPELL MUSIC COMPANY, INC. COTA MUSIC, INC.
COTILLION MUSIC, INC.
CRK MUSIC INC.
E/A MUSIC, INC.
ELEKSYLUM MUSIC, INC.
ELEKTRA/CHAMELEON VENTURES INC.
ELEKTRA ENTERTAINMENT GROUP INC.
ELEKTRA GROUP VENTURES INC.
FHK, INC.
FIDDLEBACK MUSIC PUBLISHING COMPANY, INC.
FOSTER FREES MUSIC, INC.
INSOUND ACQUISITION INC.
INTERSONG U.S.A., INC.
JADAR MUSIC CORP.
LEM AMERICA, INC.
LONDON-SIRE RECORDS INC.
MAVERICK PARTNER INC.
MCGUFFIN MUSIC INC.
MIXED BAG MUSIC, INC.
MM INVESTMENT INC.

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]

NONESUCH RECORDS INC.
NON-STOP MUSIC HOLDINGS, INC.
OCTA MUSIC, INC.
PEPAMAR MUSIC CORP.
REP SALES, INC.
REVELATION MUSIC PUBLISHING CORPORATION
RHINO ENTERTAINMENT COMPANY
RICK’S MUSIC INC.
RIGHTSONG MUSIC INC.
RYKO CORPORATION
RYKODISC, INC.
RYKOMUSIC, INC.
SEA CHIME MUSIC, INC.
SR/MDM VENTURE INC.
SUPER HYPE PUBLISHING, INC.
TOMMY VALANDO PUBLISHING GROUP, INC.
UNICHAPPELL MUSIC INC.
W.B.M. MUSIC CORP.
WALDEN MUSIC INC.
WARNER ALLIANCE MUSIC INC.
WARNER BRETHREN INC.
WARNER BROS. MUSIC INTERNATIONAL INC.
WARNER BROS. RECORDS INC.
WARNER CUSTOM MUSIC CORP.
WARNER DOMAIN MUSIC INC.
WARNER MUSIC DISCOVERY INC.
WARNER MUSIC LATINA INC.
WARNER MUSIC SP INC.
WARNER SOJOURNER MUSIC INC.
WARNER SPECIAL PRODUCTS INC.
WARNER STRATEGIC MARKETING INC.
WARNER/CHAPPELL MUSIC (SERVICES), INC.
WARNER/CHAPPELL MUSIC, INC.
WARNER/CHAPPELL PRODUCTION MUSIC, INC.
WARNER-ELEKTRA-ATLANTIC CORPORATION
WARNERSONGS, INC.
WARNER-TAMERLANE PUBLISHING CORP.
WARPRISE MUSIC INC.
WB GOLD MUSIC CORP.
WB MUSIC CORP.
WBM/HOUSE OF GOLD MUSIC, INC.
WBR/QRI VENTURE, INC.
WBR/RUFFNATION VENTURES, INC.

WBR/SIRE VENTURES INC.
WEA EUROPE INC.
WEA INC.
WEA INTERNATIONAL INC.
WIDE MUSIC, INC.
ARTS MUSIC INC.
ASYLUM RECORDS LLC
ASYLUM WORLDWIDE LLC
AUDIO PROPERTIES/BURBANK, INC.
ATLANTIC MOBILE LLC
ATLANTIC PRODUCTIONS LLC
ATLANTIC SCREAM LLC
ATLANTIC/143 L.L.C.
BB INVESTMENTS LLC
BULLDOG ISLAND EVENTS LLC
BUTE SOUND LLC
CORDLESS RECORDINGS LLC
EAST WEST RECORDS LLC
FOZ MAN MUSIC LLC
FUELED BY RAMEN LLC
LAVA RECORDS LLC
MM INVESTMENT LLC
RHINO NAME & LIKENESS HOLDINGS, LLC
RHINO/FSE HOLDINGS, LLC
T-BOY MUSIC, LLC
T-GIRL MUSIC, LLC
THE BIZ LLC
UPPED.COM LLC
WARNER MUSIC DISTRIBUTION LLC
J. RUBY PRODUCTIONS, INC.
SIX-FIFTEEN MUSIC PRODUCTIONS, INC.
SUMMY-BIRCHARD, INC.
ARTIST ARENA LLC
ATLANTIC PIX LLC
FERRET MUSIC HOLDINGS LLC
FERRET MUSIC LLC
FERRET MUSIC MANAGEMENT LLC
FERRET MUSIC TOURING LLC
P & C PUBLISHING LLC
WARNER MUSIC NASHVILLE LLC
WMG COE, LLC

By:	/s/ Paul M. Robinson

Name:	Paul M. Robinson
Title: Vice President & Secretary of each of the above named entities listed under the heading Guarantors and signing this agreement in such capacity on behalf of each such entity

WARNER MUSIC INC.

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Executive Vice President, General Counsel & Secretary

615 MUSIC LIBRARY, LLC

By: Six-Fifteen Music Productions, Inc., its Sole Member

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President & Secretary

ARTIST ARENA INTERNATIONAL, LLC

By:	Artist Arena LLC, its Sole Member
By:	Warner Music Inc., its Sole Member

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Executive Vice President, General Counsel & Secretary

ALTERNATIVE DISTRIBUTION ALLIANCE

By: Warner Music Distribution LLC, its Managing Partner
By: Rep Sales, Inc., its Sole Member and Manager

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President & Secretary

MAVERICK RECORDING COMPANY

By:	SR/MDM Venture Inc., its Managing Partner

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President & Secretary

NON-STOP CATACLYSMIC MUSIC, LLC
NON-STOP INTERNATIONAL PUBLISHING, LLC
NON-STOP OUTRAGEOUS PUBLISHING, LLC

By:	Non-Stop Music Publishing, LLC, their Sole Member
By:	Non-Stop Music Holdings, Inc., its Sole Member

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President & Secretary

NON-STOP MUSIC LIBRARY, L.C. NON-STOP MUSIC PUBLISHING, LLC NON-STOP PRODUCTIONS, LLC

By:	Non-Stop Music Holdings, Inc., their Sole Member

By:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Vice President & Secretary

WELLS FARGO BANK, NATIONAL ASSOCATION, as Trustee

By:	/s/ Stefan Victory
Name: Stefan Victory
Title: Vice President

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]